EXHIBIT 99.2

GEOGLOBAL ANNOUNCES RESIGNATION OF DIRECTORS

Calgary, Alberta, Canada, September 17, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) announced today that Mr. Ohad Marani and Mr. Eli Cohen both resigned from the Company’s Board of Directors effective September 12, 2012.

Mr. Marani is CEO of The Israel Land Development Company – Energy Ltd. (“ILDE”) and Mr. Cohen is Executive Vice President of The Israel Land Development Company Ltd. (“ILDC”). Their decisions to resign from GeoGlobal’s Board of Directors reflect a desire to focus their attention on the operations of ILDE and ILDC, respectively. Mr. Marani and Mr. Cohen have each provided valuable input to and support for GeoGlobal. They believe that by focusing on ILDE, they will have a greater ability to promote GeoGlobal's interests and future.

ILDE remains a significant shareholder of GeoGlobal, owning approximately 31.6 % of the issued and outstanding common stock of the Company, and both companies are part of the consortium that own the Myra and Sara licences in Israel. ILDE holds 41.6% of the Myra and Sara licenses and ILDC 5%. The Company looks forward to continuing to work closely with ILDE to successfully develop the Myra and Sara properties.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC. www.geoglobal.com Phone: +1-403-777-9250 Email: info@geoglobal.com	THE EQUICOM GROUP Nick Hurst Phone: +1-403-218-2835 Email: nhurst@equicomgroup.com	DEBBY COMMUNICATIONS Moshe Debby Phone: +1-972-3-5683000 Email: moshe@debby.co.il